    $1,750,000 note secured by Deed of Trust between the Partnership, as Lender, and Nielsen Properties, Ltd, as Borrower dated August 1, 1995.

                          NOTE SECURED BY DEED OF TRUST

$1,750,000

                                                             Salinas, California
                                                             August 1, 1995

     The undersigned, Nielsen Properties Ltd. ("Nielsen"), hereby promises to pay to New England Pension Properties V; A Real Estate Limited Partnership, a Massachusetts limited partnership ("NEPP"), or order at 399 Boylston Street, Boston, Massachusetts 02116, the sum of One Million, Seven Hundred Fifty Thousand Dollars ($1,750,000) (the "Principal Sum"), with interest on the unpaid principal amount outstanding from time to time, at the rate of eight and three-quarters percent (8.75%) per annum.

     Principal and interest shall be payable on the first day of each month, commencing September 1, 1995, in one hundred eighty (180) equal installments of $17,490.35 (i.e., a 15-year fully amortizing term) (the "Monthly Installments"). All principal and interest due hereunder shall be due and payable in full on August 1, 2010 (the "Maturity Date"). Notwithstanding the foregoing, the holder of this Note may at any time, on or after August 1, 2000, give notice to Nielsen of acceleration of this Note (the "Lender Call"), in which event all principal and accrued interest shall be due and payable on the date specified by the holder in such notice, provided that such date for payment shall be not less than 365 days following the date on which the notice is given.

     This Note may not be assigned or otherwise transferred by Nielsen or assumed by any party without the prior written consent of the holder of this Note, which consent may be withheld in such holder's sole discretion without any requirement of such holder to be reasonable. Any purported transfer in violation of this provision shall constitute a default hereunder and shall cause the whole sum of principal and interest hereunder to become immediately due at the option of the holder of this Note.

     This Note is prepayable in whole only and not in part. Nielsen acknowledges that prepayment of this Note shall result in the holder's incurring additional costs and expenses and that it is extremely difficult and impractical to ascertain the extent of such costs and expenses. Therefore, if Nielsen elects to pay this Note prior to August 1, 2000, then on the date of payment, Nielsen will pay the holder (in addition to all other sums then owing to the holder) an amount (the "Prepayment Premium") equal to the greater of (I) one percent (1%) of the outstanding principal balance of this Note or (II) (a) the present value, computed as of the date of prepayment, at the yield on the 10% United States Treasury Bond maturing May 5, 2010 as most recently reported in The Wall Street Journal (or if
                                                  -----------------------
the same is not then published, another similar journal selected by Lender) as of the date of repayment, of

     1.   the Monthly Installments from the date of prepayment to, but not
                                                                   -------
          including, the Maturity Date (computed on a monthly basis);
          ---------

     plus
     ----

     2. the amount of interest and principal due on the Maturity Date pursuant to the terms of this Note (assuming all Monthly Installments due prior to the Maturity Date were made when due (computed on a monthly basis)

LESS
----

     (b) the amount prepaid

PLUS
----

     (c) the amount, as reasonably estimated by the holder, of the holder's out-of-pocket reasonable costs and expenses in reinvesting the amount prepaid (i.e., the sums determined under (a) and (b) above), including, without limitation, transaction and processing fees and costs, legal fees and brokerage expenses and the holder's expenses incurred in terminating any servicing agreement related to the loan.

     Notwithstanding the foregoing, Nielsen shall not be required to pay the Prepayment Premium if Nielsen pays this Note prior to the Maturity Date pursuant to a Lender's Call.

     If any payment is not made within ten (10) days of the date due, Nielsen agrees to pay a late charge equal to five percent (5%) of the delinquent payment(s).

     Nielsen hereby expressly agrees that, so long as NEPP is the holder of this Note, R/M Salinas, L.P., a California limited partnership ("R/M") shall offset against the rent due Nielsen under that certain lease dated January 23, 1988, by and between Nielsen, as Landlord, and R/M as successor in interest to R/M Salinas Venture, as Tenant, for that certain land underlying that certain shopping center known as the Santa Rita Plaza, 1934 N. Main Street, Salinas, California (the "Ground Lease") the loan payments due NEPP hereunder as and when such payments would be otherwise payable hereunder in lieu of requiring Nielsen to make such loan payments to NEPP.

     Should default be made in payment of principal or interest when due, the whole sum of principal and interest shall become immediately due at the option of the holder of this Note. Principal and interest shall be payable in lawful money of the Unites States. If action be instituted on this Note, the undersigned promises to pay such sum as the court may fix as attorneys' fees.

     This Note is secured by a Deed of Trust of even date encumbering certain real property owned by Nielsen. The holder agrees that neither Nielsen nor the partners of Nielsen shall have any personal liability for the repayment of the indebtedness evidenced hereby and that the holder shall look solely to the assets subject to said Deed of Trust for the repayment of such indebtedness; provided, however, that nothing herein shall be deemed to constitute a waiver or impairment of such indebtedness.

     Nielsen and any endorsers or guarantors hereof and all others who may become liable for all or any part of this obligation, severally waive presentment for payment, demand and protest and notice of protest, and of dishonor and nonpayment of this Note, and expressly consent to any extension of the time of payment hereof or of any installment hereof, to the release of any party liable for this obligation, and any such extension or release may be made without notice to any of said parties and without in any way affecting or discharging this liability.

     Nielsen acknowledges that this loan was arranged by R/M Management Company, a licensed California real estate broker, within the meaning of California Constitution, Article XV, and that said loan is, therefore, exempt from any interest rate limitation imposed by California law.

                                         NIELSEN PROPERTIES, LTD.,
                                         a California Limited Partnership




                                         By:___________________________
                                                 General Partner


                                      -3-